UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11766 Wilshire Blvd., Suite 1670
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 722-6257

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On August 20, 2024, Pacific Oak SOR (BVI) Holdings, Ltd. (the “BVI”), a wholly owned subsidiary of Pacific Oak Strategic Opportunity REIT, Inc., completed a public offering to Israeli investors of 299.0 million Israeli new shekels (approximately $80.9 million as of August 20, 2024) par value of Series D bonds (the “Series D Expansion”). The Series D Expansion was issued and registered with the Tel Aviv Stock Exchange on August 20, 2024. The proceeds from the Series D Expansion are reserved for the partial repayment of holders of Series B bonds previously issued by the BVI. The Series D Expansion will bear interest at the rate of 9.5% per year, payable semiannually and has principal installment payments equal to 33.33% of the face amount of the Series D Expansion on February 28th of each year from 2027 to 2029.
The terms of the Series D Expansion are governed by a deed of trust, dated as of April 21, 2024, between the BVI and Reznik Paz Nevo Trusts Ltd., as trustee, pursuant to which the BVI previously completed an offering of 288.1 million Israeli new shekels (approximately $76.2 million as of April 24, 2024) of Series D bonds to Israeli investors (the “Series D Deed of Trust”). The Series D Deed of Trust authorizes the BVI to issue additional Series D bonds through series expansions, subject to compliance with certain conditions, including that the total outstanding principal balance of the Series D bond offerings may not exceed 900.0 million Israeli new shekels. As of the date of filing, the BVI has issued an aggregate amount of 587.1 million Israeli new shekels (approximately $158.9 million as of August 20, 2024) of Series D bonds. The Series D Expansion has an equal level of security, pari passu, amongst themselves and between them and the initial Series D bonds issued in April 2024 without any right of precedence or preference between any of them. The Series D Deed of Trust describes circumstances under which the bonds could become due and payable early, including but not limited to the following: if the BVI fails to repay payments received under the Series D Deed of Trust or does not comply with material undertakings made to holders and does not timely cure, if it becomes insolvent or liquidates, or if it fails to comply with certain financial covenants during two consecutive quarters.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
Pacific Oak Strategic Opportunity REIT, Inc. (the "Company") initially held its annual meeting on July 12, 2024, the results of which the Company previously disclosed via a Current Report on Form 8-K filed on July 17, 2024. At the time of that meeting, the Company had not received sufficient votes to approve certain proposals to amend the Company’s charter, which required the affirmative vote of the holders of at least a majority of the Company’s outstanding shares of common stock entitled to vote thereon in order to pass. However, a proposal to permit the chairman to adjourn the annual meeting to solicit additional proxies in favor of the charter amendment proposals was approved, and accordingly the chairman adjourned the annual meeting with respect to the charter amendment proposals until August 21, 2024.
At the reconvened annual meeting on August 21, 2024, which was held virtually via webcast. The Company’s stockholders voted in person or by proxy on the following:
(3) To approve three proposals to amend the Company's charter:
A.Eliminate certain provisions of the charter that had previously been required by state securities administrators in connection with the Company’s initial public offering or that relate to such required provisions.
B.Add language to specify that the charter provision regarding the requirements of tender offers will only apply until the Company lists its shares on a national securities exchange.
C.Add a provision that enables the Company to declare and pay a dividend of one class of its stock to the holders of shares of another class of stock.
Proposal No. 3: Approval of amendments to the Company's charter
Because each of Proposal Nos. 3.A, 3.B and 3.C to amend the Company’s charter required the affirmative vote of the holders of at least a majority of the Company’s outstanding shares of common stock entitled to vote thereon in order to pass, and sufficient votes to meet this threshold were not received by the reconvened August 21, 2024 meeting, each of Proposal Nos. 3.A, 3.B and 3.C to amend the Company’s charter did not pass. The results of the vote were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Proposal 3.A	48,368,198	3,755,325	2,604,209	17,687,832
Proposal 3.B	48,463,645	3,525,233	2,738,853	17,687,832
Proposal 3.C	46,594,017	5,248,989	2,884,726	17,687,832

The voting was closed on Proposal Nos. 3.A, 3.B and 3.C.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: August 22, 2024	BY:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Treasurer and Secretary